Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

 We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-194738) and related Prospectus of Endeavour International Corporation for the registration of common stock and warrants and to the incorporation by reference therein of our reports dated March 17, 2014, with respect to the consolidated financial statements of Endeavour International Corporation,  and the effectiveness of internal control over financial reporting of Endeavour International Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

April 14, 2014